Exhibit 2.5

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT dated as of April 27, 2011 (the “Amendment”) to the Agreement and Plan of Merger dated as of August 23, 2010 (the “Agreement”), by and among Berkshire Bancorp, Inc., a Pennsylvania corporation (“Berkshire Bancorp”), its direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers Bancorp, Inc., formerly named Customers 1st Bancorp, Inc., a Pennsylvania business corporation (“Holdco”) and Customers Bank, formerly named New Century Bank, a Pennsylvania commercial bank (“NCB”).

WITNESSETH:

WHEREAS, Berkshire Bancorp, Berkshire Bank, Holdco and NCB, as permitted by Article 9, Section 9.4. of the Agreement, desire to amend the Agreement to the extent specified in this Amendment;

NOW, THEREFORE, Berkshire Bancorp, Berkshire Bank, Holdco and NCB, in consideration of the agreements and covenants contained in this Amendment and the Agreement and intending to be legally bound hereby, covenant and agree as follows:

1.           Amendment of Article 9, Section 9.1.3. of the Agreement. Article 9, Section 9.1.3. of the Agreement is hereby amended and restated so that, as amended and restated, said Article 9, Section 9.1.3. of the Agreement shall read in its entirety as follows:

9.1.3.   Delay.  By either Holdco and NCB, of the one part, or Berkshire Bancorp and Berkshire Bank, of the other part, if the Merger shall not have been consummated on or before July 31, 2011, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, provided however, the parties agree that if the Holding Company Reorganization has not been approved by the shareholders of NCB by July 31, 2011, the parties agree to extend this Agreement for a period of 45 additional days;

2.           Ratification of Remainder of the Agreement.  Except for the amendment to Article 9, Section 9.1.3. of the Agreement as set forth in Section 1 of this Amendment, all of the other terms and provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CUSTOMERS BANCORP, INC.

By: /s/ Jay S. Sidhu
Name: Jay S. Sidhu
Title: Chairman and CEO

CUSTOMERS BANK

By: /s/ Jay S. Sidhu
Name: Jay S. Sidhu
Title: Chairman and CEO

BERKSIRE BANCORP, INC.

By: /s/ Norman E. Heilenman
Name: Norman E. Heilenman
Title: Chairman and CEO

BERKSHIRE BANK

By: /s/ Norman E. Heilenman
Name: Norman E. Heilenman
Title: Chairman and CEO